As filed with the Securities and Exchange Commission on December 28, 2010.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

D. MEDICAL INDUSTRIES LTD.
(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Zabotinsky St.
Moshe Aviv Tower
Ramat-Gan 52520
Israel
+972 (3) 611-4514
(Address, including zip code, of principal executive offices)

D. Medical Industries Ltd. 2005 Israeli Share Option Plan
(Full title of plan)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036
(800) 927-9801
(Name and address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Cheryl V. Reicin, Esq. Torys LLP 237 Park Avenue New York, New York 10017.3142 U.S.A. Tel: (212) 880-6000 Fax: (212) 682-0200	Yoram L. Cohen, Adv. Yoram L. Cohen, Ashlagi, Eshel Amot Investments Tower 17th Floor – 2 Weizman St. Tel-Aviv 64239 Israel Tel: +972 (3) 6931900 Fax: +972 (3) 6931919

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐          Accelerated filer ☐          Non-accelerated filer ☐          Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value NIS 0.32 per share (1)(2)	362,225	$4.075	(3)	$1,476,067	$172
Ordinary shares, par value NIS 0.32 per share (1)(4)	300,050	$7.052	(5)	$2,115,953	$246
Ordinary shares, par value NIS 0.32 per share (1)(4)	106,475	$7.000	(5)	$745,325	$87
Ordinary shares, par value NIS 0.32 per share (1)(4)	15,625	$9.149	(5)	$142,954	$17
Ordinary shares, par value NIS 0.32 per share (1)(4)	15,625	$8.880	(5)	$138,750	$16
Ordinary shares, par value NIS 0.32 per share (1)(4)	13,920	$0.003	(5)	$42	$1
Total	813,920	N/A		$4,619,091	$539

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Issuable under options that may be granted in the future under the Registrant’s 2005 Israeli Share Option Plan.
(3)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the average of the daily high and low sale prices ($4.15 and $4.00) of the Company’s ordinary shares, par value NIS 0.32 per share, as quoted on the NASDAQ Capital Market on December 23, 2010.

(4)	Issuable under options approved for grant under the Registrant’s 2005 Israeli Share Option Plan.
(5)
Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the aggregate offering price and the fee shall be computed on the basis of the price at which the options may be exercised. When initially set in NIS, the amount is translated (solely for the purpose of calculating the registration fee) using the rate of NIS 3.5920 to US$1.00, the representative rate of exchange as of December 24, 2010 as published by the Bank of Israel.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 (this “Registration Statement”) is filed by D. Medical Industries Ltd., an Israeli company (the “Registrant”), in connection with the grant of up to 813,920 options to purchase up to 813,920 ordinary shares, par value NIS 0.32 per share, of the Company under the Company’s 2005 Israeli Share Option Plan (the “Plan”) to various directors, current and former employees, and consultants of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will deliver the documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not required to, and will not, file such documents with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Registrant are incorporated herein by reference:

The Registrant is subject to the informational and reporting requirements of Section 13(a) and Section 15(d) of the Securities Exchange Act of 1934 ,as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission.

(1)  The Registrant’s registration statement on Form F-1, registration number 333-167079, as filed with the Commission on August 4, 2010;

(2) The Registrant’s Current Reports on Form 6-K, filed with the Commission on August 12, 2010, August 18, 2010, August 19, 2010, August 24, 2010, August 31, 2010, September 13, 2010, October 18, 2010 (two reports), October 19, 2010, November 1, 2010, November 3, 2010, November 17, 2010, November 24, 2010, December 6, 2010 (two reports) and December 27, 2010; and

(3)  The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 26, 2010 (Commission File No. 001-33085).

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, 1999 (the “Israeli Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care but only if a provision authorizing such exculpation is included in its articles of association. The registrant’s articles of association include such a provision. However, an Israeli company may not exculpate a director for liability arising out of a breach of the duty of care in respect of a prohibited dividend or prohibited distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is included in its articles of association:

•   financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

 •   reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

 •   reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder if and to the extent provided in the company’s articles of association for any of the following:

 •   a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•   a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder; and

 •   a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

•   a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•   a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•   an act or omission committed with intent to derive illegal personal benefit; or

•   a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect to our directors, by our shareholders.

Our articles of association allow us to indemnify, exculpate and insure our office holders to the fullest extent permitted by the Israeli Companies Law. Our articles of association also allow us to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor who is not an office holder.

Our board of directors and shareholders resolved to indemnify our directors and office holders for liabilities that are not covered by insurance and that are the types of events which are detailed in the form of indemnification deed approved by our shareholders. We have acquired directors’ and officers’ liability insurance covering our officers and directors and the officers and directors of our subsidiaries against certain claims.

Furthermore, our audit committee, board of directors and shareholders have resolved to exculpate our directors and officers from any liability towards us for damages as a result of breach of their duty of care towards us in their acts in good faith and in their capacity as our directors or office holders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

4.1	Translation of Articles of Association and Memorandum of Association of Registrant*
4.2	D. Medical Industries Ltd. 2005 Israeli Share Option Plan**
5.1	Opinion of Yoram L. Cohen, Ashlagi, Eshel, Law Firm
23.1	Consent of Kesselman & Kesselman
23.2	Consent of Yoram L. Cohen, Ashlagi, Eshel Law Firm (included in Exhibit 5.1)
24.1	Powers of Attorney (see the signature page of this Registration Statement)

* Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1, registration number 333-167079, filed with the Commission, and incorporated herein by reference.
** Filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1, registration number 333-167079, filed with the Commission, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

  (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

 (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat-Gan, State of Israel, on December 28, 2010.

D. MEDICAL INDUSTRIES LTD.

By:	/s/ EFRAIM ARGAMAN
EFRAIM ARGAMAN
CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints Efraim Argaman as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons for D. Medical Industries in the capacities and on the date indicated.

Signature	Title	Date

/s/ EFRAIM ARGAMAN	Chief Executive Officer	December 28, 2010
Efraim Argaman	(Principal Executive Officer)

/s/ MENI MOR	Chairman of the Board and Director	December 28, 2010
Meni Mor

/s/ AMIR LOBERMAN	Chief Financial Officer	December 28, 2010
Amir Loberman	(Principal Financial Officer and Principal Accounting Officer)

/s/ ZEEV BRONFELD	Director	December 28, 2010
Zeev Bronfeld

/s/ ISAAC UNGER	Director	December 28, 2010
Isaac Unger

/s/ BARRY H. GINSBERG	Director	December 28, 2010
Barry H. Ginsberg

/s/ AVRAHAM EYLON	Director	December 28, 2010
Avraham Eylon

/s/ GALIA MALKA	External Director	December 28, 2010
Galia Malka

/s/ AVI BEN HAIM	External Director	December 28, 2010
Avi Ben Haim

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of D. Medical Industries Ltd., has signed this registration statement or amendment thereto on December 28, 2010.

Corporation Service Company

By:	/s/ Cathy Leach
Name: Cathy Leach
Title: Customer Service Representative